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                                                                   Exhibit 99.1
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         Contact:  Charles R. Stuckey, Jr.       Mike Farber, Owen Davis
                   Security Dynamics             Schwartz Communications
                   (617) 547-7820                (617) 431-0770


                SECURITY DYNAMICS ANNOUNCES COMPLETION OF ACQUISITION
                              OF RSA DATA SECURITY

             SECURITY DYNAMICS STOCKHOLDERS AUTHORIZE ADDITIONAL SHARES
                                 OF COMMON STOCK

         Cambridge, MA -- July 29, 1996 -- Security Dynamics Technologies Inc. (Nasdaq: SDTI), a leading provider of computer and network security solutions, today announced the completion of its acquisition of RSA Data Security Inc., a Redwood City, California vendor of encryption software. The transaction was accomplished through the merger of RSA and a wholly-owned subsidiary of Security Dynamics and will be recorded as a pooling of interests for accounting purposes.

         The merger, which was announced on April 15, 1996, was consummated by the exchange of 0.83056 shares of Common Stock of Security Dynamics for each outstanding share of RSA capital stock. Security Dynamics issued approximately 3.3 million shares of Common Stock in exchange for all of the outstanding shares of capital stock of RSA, and Security Dynamics has reserved approximately 0.7 million additional shares of its Common Stock for issuance to holders of RSA options. RSA will continue its existing license business as a subsidiary of Security Dynamics.

         In connection with the completed merger, Security Dynamics announced that its Board of Directors had elected Mr. Bidzos as a director and an executive vice president of the Company.

         "The merging of Security Dynamics and RSA Data Security positions the new combined Company in the forefront of two of the industry's most rapidly expanding areas of growth: the Internet and its future promise of electronic commerce; and the intranet or corporate enterprise-wide internetworking of data processing resources," said Charles R. Stuckey, Jr., president and CEO of Security Dynamics.

         "We feel the addition of Jim Bidzos and the RSA team to the Security Dynamics organization fits extremely well with our expressed strategy of expanding into other segments of the information security market. RSA today supplies to a growing list of major systems and software providers its industry-leading technology and toolkits for public key encryption, assuring the privacy, integrity and confidentiality of users' data resources. Through this acquisition, Security Dynamics will combine its de

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         facto standard user authentication technology with the industry's de facto standard for cryptographic services and products."

         Added Jim Bidzos, president of RSA Data Security, "I am very excited about RSA's new role with Security Dynamics. In addition to the strength created by the combined technologies and organizational structures, I believe there is a significant opportunity to leverage each other's broad network of customers and existing relationships to generate new avenues of growth and development for the organization."

         Security Dynamics also announced today that its stockholders had approved an amendment to the Company's Certificate of Incorporation increasing the authorized number of shares of Common Stock from 30,000,000 to 80,000,000 shares.

         RSA Data Security Inc. is the world's brand name for cryptography, with more than 75 million copies of RSA encryption and authentication technologies installed and in use worldwide. RSA's encryption technology is embedded in Microsoft Windows, Novell NetWare, Netscape Navigator, Intuit's Quicken, Lotus Notes and hundreds of other products. The company develops and markets platform-independent developers' kits and end-user products and also provides comprehensive cryptographic consulting services. RSA Data Security was founded in 1982 by the inventors of the RSA Public Key Cryptosystem.

         Security Dynamics designs, develops, markets and supports a family of security products used to protect and manage access to computer-based information resources and is the de facto standard for secure user identification and authentication. The Company's family of products employs a patent-protected combination of super smart token technology and software or hardware access control products to authenticate the identity of users accessing networked or stand-alone computing resources. The Company's customers include Fortune 500 companies and financial institutions as well as academic institutions, research laboratories, hospitals and federal, state and foreign government organizations.

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